SCHEDULE 13D/A

CUSIP No: 48126T104

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
3/27/2014	5,900	14.64
4/4/2014	23,721	14.35
4/8/2014	2,200	14.16
4/16/2014	682	14.22
5/7/2014	(93)	14.36
5/21/2014	4,000	14.35

* Tender Offer